Exhibit 10.1

February 5, 2015

Mr. Thomas R. Adams

Executive Vice President and

Chief Financial Officer

Reynolds American Inc.

Dear Tom:

This letter will confirm our understanding on the following matters.

To ensure organizational stability, it is important that you continue in the role of a key officer of Reynolds American Inc. or its affiliated companies (the “Company”).

Accordingly, if you remain actively employed by the Company until the earlier of the date on which the Board of Directors of the Company (the “Board”) approves your release date based on its assessment of organizational stability or December 31, 2015, and you agree to execute a general release, confidentiality, non-disparagement and non-competition agreement acceptable to the Company at the time of your release from employment, you will be eligible to receive a lump sum retention bonus payment of $3.1 million (the “Retention Bonus”), under the terms of the Retention Trust Agreement dated May 13, 1998, as amended, between R.J. Reynolds Tobacco Holdings, Inc. and Wachovia Bank, N.A. (the “Retention Trust”). Payment will be made as soon as practical following the date of your eligibility for this Retention Bonus. Federal, state, and other withholdings or deductions will apply to any Retention Bonus payment. The Retention Bonus will not be included in any benefit or retirement plan calculations.

In the event of your Permanent Disability (as defined by the Company’s Long Term Disability Plan) prior to the Payment Date, you will be eligible to receive your Retention Bonus immediately following your date of Permanent Disability. In the event of your death prior to your payment date, your Retention Bonus shall be paid to your estate.

If you voluntarily resign or are terminated for Cause (as defined in the Retention Trust) prior to the earlier of December 31, 2015 or the Board’s determination that the organization is stable, you will not be eligible to receive the Retention Bonus. If you are involuntarily terminated without Cause prior to the earlier of December 31, 2015 or the Board’s determination that the organization is stable, the Board has determined and agreed that such an involuntary termination without Cause will also mean that the organization is sufficiently stable, in which case, you will receive a full payout meeting the terms and conditions of the retention trust as long as you meet all other eligibility requirements.

In consideration for this agreement and as mentioned above, as a condition to be eligible for payment of the Retention Bonus, you agree that you will sign a general release, confidentiality, non-disparagement and non-competition agreement acceptable to the Company, effective no earlier than the date of your termination of employment.

Additionally, you acknowledge and reaffirm any and all confidentiality, non-disclosure, non-disparagement and non-competition agreements you have signed. More specifically, (a) without written consent of the Company, (b) while employed by the Company for the benefit of the Company or (c) or unless required to do so by a court of competent jurisdiction, by governmental agency having supervisory authority over the businesses of the Company or by an administrative body or legislative body, you agree not to speak in a derogatory manner concerning the Company, any officer, director or employee of the Company to any person or disclose to any person “Confidential Information” or any underlying discussions and negotiations involved in determining the nature, terms and conditions of this retention agreement. “Confidential Information” shall mean non-public information concerning the Company’s or any of its affiliated companies’ data, strategic business plans, product development data (or other proprietary product data), customer lists, marketing plans, financial plans, human resources strategic plans, benefit plans, interpretations and strategies, compensation plans, interpretations and strategies, database systems, electronic infrastructure, system software or hardware, information management plans, interpretations and strategies, and other proprietary information.

By your signature below, you acknowledge and agree that the payment of your Retention Bonus is subject to the terms of the Retention Trust and is adequate consideration for your release, that this letter is not an employment contract and that nothing obligates the Company to employ you for any specific term.

Sincerely,

/s/ Susan M. Cameron

Susan M. Cameron
President and Chief Executive Officer

Agreed to, acknowledged and accepted this 5th day of February, 2015.

Employee Signature:	/s/ Thomas R. Adams